Exhibit 10.11

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) dated as of September 27, 2010, among Voto—Votorantim Overseas Trading Operations IV Limited (the “Company”), an exempted company incorporated with limited liability under the laws of the Cayman Islands, Votorantim Participações S.A. (“VPAR”), Fibria Celulose S.A. (formerly known as Votorantim Celulose e Papel S.A.) (“Fibria”), Votorantim Cimentos S.A. (formerly known as Cimento Rio Branco S.A.) (“VC” and, together with VPAR and Fibria, the “Guarantors”) and The Bank of New York Mellon (formerly known as The Bank of New York), as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, the Guarantors, and the Trustee have entered into the Indenture, dated as of June 24, 2005 (as amended by the First Supplemental Indenture dated as of March 1, 2006, and the Second Supplemental Indenture dated as of August 31, 2010, the “Indenture”), providing for the issuance of the Company’s 7.75% Notes due 2020 (the “Securities”);

WHEREAS, Section 9.2 of the Indenture permits the Company, the Guarantors and the Trustee to amend or supplement the Indenture as set forth in Sections 2.1 through 2.13 of this Third Supplemental Indenture with the consent of holders of a majority in aggregate principal amount of the outstanding Securities (not including any Securities that are owned by the Company or any of its affiliates);

WHEREAS, holders of a majority in aggregate principal amount of the outstanding Securities (not including any Securities that are owned by the Company or any of its affiliates) have consented to the amendments to the Indenture set forth in Sections 2.1 through 2.13 of this Third Supplemental Indenture;

WHEREAS, Section 9.1 of the Indenture permits the Company, the Guarantors and the Trustee to amend the Indenture as set forth in Section 2.14 of this Third Supplemental Indenture without the consent of any holder of Securities in order to cure any ambiguity or inconsistency in the Indenture;

WHEREAS, pursuant to the terms of the consent solicitation to which this Third Supplemental Indenture relates, a consent payment will be made to certain holders of the Securities within five business days of the expiration of such consent solicitation;

WHEREAS, the execution and delivery of this Third Supplemental Indenture has been authorized by the Board of Directors of the Company and the Guarantors;

WHEREAS, the Trustee has received an Officers’ Certificate (as defined in the Indenture) in accordance with Section 6.3 of the Indenture and an Opinion of Counsel (as defined in the Indenture) in accordance with Sections 1.2 and 9.3 of the Indenture; and

WHEREAS, pursuant to Section 9.3 of the Indenture, the Trustee is authorized and required to execute and deliver this Third Supplemental Indenture and pursuant to Section 9.4 of the Indenture, this Third Supplemental Indenture shall form a part of the Indenture for all purposes.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and proportionate benefit of the holders of Notes as follows:

1. Capitalized Terms. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Indenture.

2. Amendments to the Indenture. The following sections of the Indenture are hereby amended as set forth below:

2.1. Section 1.1 Definitions. Section 1.1 of the Indenture is hereby amended to include the following additional terms:

“Bankruptcy Order” means any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation, receivership, winding-up, dissolution, “recuperação judicial,” “recuperação extrajudicial,” or reorganization, or appointing a custodian of a debtor or of all or any substantial part of a debtor’s property, or providing for the staying, arrangement, adjustment or composition of Indebtedness or other relief of a debtor.

“Cash Equivalents” means:

(1) Brazilian reais, United States dollars, or money in other currencies received in the ordinary course of business that are readily convertible into United States dollars,

(2) any evidence of Debt with a maturity of 180 days or less issued or directly and fully guaranteed or insured by Brazil or the United States of America or any agency or instrumentality thereof, provided that the full faith and credit of Brazil or the United States of America is pledged in support thereof,

(3) (i) demand deposits, (ii) time deposits and certificates of deposit with maturities of one year or less from the date of acquisition, (iii) bankers’ acceptances with maturities not exceeding one year from the date of acquisition, and (iv) overnight bank deposits, in each case with any bank or trust company organized or licensed under the laws of Brazil or any political subdivision thereof or the United States or any state thereof having capital, surplus and undivided profits in excess of U.S.$500.0 million whose short-term debt is rated “A-2” or higher by S&P or “P-2” or higher by Moody’s,

(4) repurchase obligations with a term of not more than seven days for underlying securities of the type described in clauses (2) and (4) above entered into with any financial institution meeting the qualifications specified in clause (4) above,

(5) commercial paper rated at least P-1 by Moody’s or A-1 by S&P and maturing within six months after the date of acquisition, and

(6) money market funds at least 95% of the assets of which consist of investments of the type described in clauses (1) through (5) above.

“Marketable Securities” means publicly traded debt or equity securities that are listed for trading on a national securities exchange and that were issued by a corporation with debt securities rated at least “AA-” from S&P or “Aa3” from Moody’s.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“OECD” means the Organisation for Economic Co-operation and Development.

“Voto VI Indenture” means the Indenture dated as of April 5, 2010, among Voto-Votorantim Limited, as issuer, Deutsche Bank Trust Company Americas, as trustee, The Bank of Tokyo-Mitsubishi UFJ Ltd., as principal paying agent, Deutsche Bank Trust Company Americas, as transfer agent, paying agent and security registrar, and VPAR, Votorantim Cimentos Brasil S.A. and Companhia Brasileira de Alumínio, as guarantors, pursuant to which the U.S.$750,000,000 6.75% Senior Notes due 2021 were issued.

2.2. Section 1.1 Definitions. The following definitions set forth in Section 1.1 of the Indenture are hereby amended and restated to read in their entirety as follows:

“Business Day” means any day except (i) a Saturday, Sunday or (ii) any other day on which banks in New York City, London or Tokyo are authorized or required by law to close.

“Capital Lease Obligation” of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability set forth on a balance sheet of such Person in accordance with applicable GAAP. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with applicable GAAP.

“Designated Subsidiary” means any Subsidiary of VPAR which at the time of determination either (1) had assets which, as of the date of VPAR’s most recent quarterly consolidated balance sheet, constituted at least 5% of VPAR’s total assets on a consolidated basis as of such date, or (2) had revenues for the 12-month period ending on the date of VPAR’s most recent quarterly consolidated statement of income which constituted at least 5% of VPAR’s total net revenues on a consolidated basis for such period, except that, for the purposes of calculating consolidated total assets and consolidated total revenues in (1) and (2) above, Votorantim Finanças S.A., Banco Votorantim S.A., Votorantim Bank Limited, BV Financeira, Crédito, Financiamento e Investimento S.A. and any direct or indirect subsidiary of Votorantim Finanças S.A., which is principally engaged in the financial services business and related activities shall be disregarded, and no such Person or Citrovita Agro Industrial Ltda. will be deemed a Designated Subsidiary under any circumstances.

“GAAP” means Brazilian generally accepted accounting principles.

“guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing, or having the economic effect of guaranteeing, any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness, or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and “guaranteed,” “guaranteeing” and “guarantor” shall have meanings correlative to the foregoing); provided, however, that the guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business; and provided further that the Incurrence by a Guarantor or a Designated Subsidiary of a Guarantor of a Lien permitted under clause (ii) of Section 10.12 shall not be deemed to constitute a guarantee by such Guarantor or a Designated Subsidiary of any purchase money debt of such Person secured thereby.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation including by acquisition of Subsidiaries or the recording, as required pursuant to applicable GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings correlative to the foregoing); provided, however, that a change in applicable GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness and that neither the accrual of interest nor the accretion of original issue discount shall be deemed an Incurrence of Indebtedness; provided further, however, that the Company or any Guarantor may elect to treat all or any portion of revolving credit debt commitments, whether or not then Outstanding, of the Company, any such Guarantor or a Subsidiary as being incurred from and after any date beginning the date the relevant revolving credit commitment is extended to the Company, any such Guarantor or a Subsidiary, by furnishing notice thereof to the Trustee, and any borrowings or reborrowings by the Company, any such Guarantor or a Subsidiary under such commitment up to the amount of such commitment designated by the Company or any such Guarantor as Incurred shall not be deemed to be new Incurrences of Indebtedness by the Company, any such Guarantor or such Subsidiary.

“Indebtedness” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including any such obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (including securities repurchase agreements but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business which are payable on customary trade terms or which are being contested in good faith), (v) all obligations to redeem Disqualified Stock issued by such Person, (vi) every

Net Obligation under Interest Rate and Currency Protection Agreements of such Person, (vii) every Capital Lease Obligation of such Person, and (viii) every obligation of the type referred to in clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has guarantee.

The “amount” or “principal amount” of Indebtedness at any time of determination represented by any Receivables Sale shall be the amount of the unrecovered capital or principal investment of the purchaser (other than the Company, any Guarantor or any Wholly Owned Designated Subsidiary of the Company or any such Guarantor) thereof for which the seller of the Receivables remains obligated, excluding amounts representative of yield or interest earned on such investment. In no event shall Indebtedness include any liability for taxes.

“Lien” means any mortgage, pledge, security interest, encumbrance or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any agreement to give any security interest).

“Officers’ Certificate” means (a) with respect to the Company, a certificate signed by any two directors or authorized officers of the Company and (b) with respect to any Guarantor, a certificate signed by any two of the following: the Chief Executive Officer, President, Chief Financial Officer or a Vice President; and delivered to the Trustee and containing the statements provided for in Section 1.2 hereof. One of the officers signing an Officers’ Certificate for any such Guarantor given pursuant to Section 10.8 hereof shall be the principal executive, financial or accounting officer of such entity.

“Wholly Owned Designated Subsidiary” of any Person means a Designated Subsidiary of such Person of which at least 99% of the outstanding Capital Stock or other ownership interests (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Designated Subsidiaries of such Person.

2.3. Section 5.1 Events of Default. Section 5.1 of the Indenture is hereby amended and restated to read in its entirety as follows:

Section 5.1. Events of Default

“Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a)	failure to pay any amount of principal of (or premium, if any) any Security when due;

(b)	failure to pay any interest (including Additional Amounts, if any), on any Security when due and such failure shall continue for a period of 30 days;

(c)	failure to perform any covenant or agreement of the Company or any of the Guarantors under this Indenture or the Securities and such failure is incapable of remedy, or, if such failure is capable of remedy, remains unremedied for 60 days after the Trustee has given written notice thereof to the Company or any of the Guarantors, as applicable;

(d)	failure to pay when due or, as the case may be, within any originally applicable grace period, any amount of principal and premium, if any, or interest (including Additional Amounts, if any), due under the terms of any instrument evidencing Indebtedness of the Company, any of the Guarantors or any of their Designated Subsidiaries, or any such Indebtedness of the Company, any of the Guarantors or any of their Designated Subsidiaries that becomes due and payable prior to its stated maturity otherwise than at the option of the company thereof by reason of the occurrence of an event of default howsoever described; provided that the aggregate amount of any such Indebtedness equals with respect to such Person, on a consolidated basis (except with respect to VPAR, which shall be on an unconsolidated basis) U.S.$50 million or more (or its equivalent in other currency or currencies);

(e)	the rendering of a final judgment or judgments (not subject to appeal) for the payment of money against the Company, any of the Guarantors or any Designated Subsidiary which remains undischarged, unbonded or unstayed (and otherwise not covered by enforceable insurance policies issued by reputable and creditworthy insurance companies) for a period of 60 consecutive days after the date on which the right to appeal all such judgments has expired or, if later, the date therein specified for payment; provided that the aggregate amount of any such final judgment equals or exceeds with respect to such Person, on a consolidated basis (except with respect to VPAR, which shall be on an unconsolidated basis) U.S.$50 million (or its equivalent in other currency or currencies);

(f)	all or substantially all of the assets of the Company, any Guarantor or any of the Designated Subsidiaries shall be condemned, seized or otherwise appropriated, or custody of such property shall be assumed by any governmental authority or court or other person purporting to act under the authority of the federal government of any jurisdiction, or the Company, any Guarantor or any Designated Subsidiary shall be prevented from exercising normal control over all or a substantially all of its respective property or revenues, if the whole or part of such property or revenues is material to the Company, such Guarantor or such Designated Subsidiary, respectively, considered as a whole;

(g)	(a) a secured party takes possession of all or substantially all the assets or revenues of the Company, any of the Guarantors or any of the Designated Subsidiaries, or (b) a receiver or similar officer is appointed, of all or substantially all the assets or revenues of the Company, any of the Guarantors or any of the Designated Subsidiaries;

(h)	the Company or any of the Guarantors pursuant to or under or within the meaning of any Bankruptcy Law (a) commences a voluntary case or proceeding; (b) consents to the making of a Bankruptcy Order in an involuntary case or proceeding or the commencement of any case against it; (c) consents to the appointment of a custodian of it or for substantially all its property; (d) makes a general assignment for the benefit of its creditors; (e) files an answer or consent seeking reorganization or relief; (f) shall admit in writing its inability to pay its debts generally; or (g) consents to the filing of a petition in bankruptcy;

(i)	a court of competent jurisdiction in any involuntary case or proceeding enters a Bankruptcy Order against the Company or any Guarantor, and such Bankruptcy Order remains unstayed and in effect for 60 consecutive days;

(j)	the performance or compliance by the Company or the Guarantors with any of their respective obligations under or in respect of the Securities or this Indenture if any such performance or compliance would be unlawful, unless the Company or the Guarantor, as the case may be, shall have provided to the Trustee an Officers’ Certificate executed by an officer of such Person, specifying that such failure does not, or would not, have either a material adverse effect on such Person and such Person’s Subsidiaries taken as a whole, or a material adverse effect on the rights of the Holders; and

(k)	any of the Guarantees is not (or is claimed by any of the Guarantors not to be) in full force and effect.

If any Event of Default (other than an Event of Default described in clauses (h) and (i) above with respect to the Company or any of the Guarantors) shall occur and be continuing, either (i) the Trustee or (ii) the Holders of at least 25% in aggregate principal amount of the Outstanding Securities may accelerate the maturity of all Securities; provided that, after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of Outstanding Securities may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, have been cured or waived as provided in the Indenture. The Trustee shall not be obligated to take any action with respect to an Event of Default under clauses (f) and (g) above unless it shall have received written notification from the Company and/or the Holders of Securities representing at least 25% of the aggregate principal amount of Outstanding Securities that an Event of Default described in such clauses has occurred. If an Event of Default specified in clauses (h) and (i) above occurs with respect to the Company or any of the Guarantors, the Outstanding Securities will ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

2.4. Section 8.1 Mergers, Consolidations and Certain Sales of Assets. Section 8.1 of the Indenture is hereby amended and restated to read in its entirety as follows:

Section 8.1. Mergers, Consolidations and Certain Sales of Assets

So long as any of the Securities are Outstanding, none of the Guarantors may, in a single transaction or a series of related transactions:

(i)	consolidate with or merge into any other Person or permit any other Person to consolidate with or merge into any such Guarantor (other than a consolidation or merger of a Wholly Owned Designated Subsidiary organized under the laws of Brazil, the United States or any OECD country into any such Guarantor); or

(ii)	directly or indirectly, transfer, sell, lease or otherwise dispose of all or substantially all of its assets (provided that the creation of a Lien on or in any of its assets shall not in and of itself constitute the transfer, sale, lease or disposition of the assets subject to the Lien);

unless the following conditions, to the extent applicable, are met:

(A)	in the case of a transaction in which any such Guarantor does not survive or in which such Guarantor sells, leases or otherwise disposes of all or substantially at of its assets to any other Person, the successor entity to such Guarantor (1) shall expressly assume, by a supplemental indenture executed and delivered to the Trustee, all of such Guarantor’s obligations under this Indenture and (2) shall be organized under the laws of (x) Brazil or any state or political subdivision thereof, or (y) the United States of America or any state thereof or the District of Columbia or (z) any other country if such successor entity undertakes, in such supplemental indenture, to pay such additional amounts in respect of principal (and premium, if any) and interest as may be necessary in order that the net amounts paid pursuant to the Securities after deduction or withholding of any present or future withholding taxes, levies, imposts or charges whatsoever imposed by or for the account of such country or any political subdivision or taxing authority thereof or therein shall equal the respective amounts of principal (and premium, if any) and interest specified in the Securities, subject to the same exceptions set forth under clauses (i) through (vii) of Section 10.10, but replacing existing references in such clauses to Cayman Islands, Brazil and Japan with references to such other country;

(B)	if, as a result of any such transaction, property or assets of such Guarantor would become subject to a Lien prohibited by Section 10.12, such Guarantor or the successor entity to such Guarantor shall have secured the Securities as described thereunder;

(C)	such Guarantor has delivered to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize gain or loss for United States federal income tax purposes as a result of such transaction; and

(D)	such Guarantor has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, conveyance, transfer, lease or acquisition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture complies with this covenant and that all conditions precedent herein provided for relating to such transaction have been complied with.

2.5. Section 9.1 Supplemental Indentures Without Consent of Holders. Section 9.1 of the Indenture is hereby amended to (i) replace the “.” at the end of clause (5) with “; or” and (ii) add a new clause (6):

(6) to make any other change to conform this Indenture to the Voto VI Indenture to the extent such change is not prohibited by Section 9.2(1) – (4).

2.6. Section 10.7 Provision of Financial Information. Section 10.7 of the Indenture is hereby amended and restated to read in its entirety as follows:

Section 10.7. Provision of Financial Information

The Company and each of the Guarantors have agreed that they will each furnish to the Trustee and the Holders under the Restricted Global Security or of a restricted certificated security and to any prospective purchasers of such Securities, to the extent permitted by applicable law or contractual restrictions, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The foregoing obligation will not apply to the Company or any Guarantor that subsequently is subject to and in compliance with the reporting requirements of Section 13 or 15(d) of the Exchange Act or exempt from reporting pursuant to Rule 12g3-2(b) under the Exchange Act.

Additionally, each Guarantor shall provide the Trustee and the Holders, within 120 days of the end of each fiscal year and 60 days within the end of each of the first three fiscal quarters, annual or quarterly financial statements, as applicable, in accordance with applicable GAAP and audited in the case of annual financial statements. The financial statements of the Guarantors will be available at the specified office of the Trustee.

In the event that the Company shall publish or otherwise make publicly available any financial statements or reports, the Company shall furnish a copy of such statements or reports to the Trustee and the Holders within 60 days of the date of filing or the date such information is published or otherwise made publicly available, as the case may be.

Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or a Guarantor’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates or notices from the Holders).

2.7. Section 10.11 Negative Covenants of the Company. Section 10.11 of the Indenture is hereby amended and restated to read in its entirety as follows:

Section 10.11. Negative Covenants of the Company

The Company shall not, so long as any of the Securities are Outstanding:

(i)	engage in any business or enter into, or be party to, any transaction or agreement, except (A) the issuance, sale, redemption, repurchase, or defeasance of the Securities (including any additional Securities) and any other Indebtedness for the financing of VPAR and its subsidiaries not otherwise prohibited by this Indenture and activities incidentally related thereto, (B) enter into affiliate debt transactions, including import and export financing transactions, with regards to proceeds from the Securities (including any additional Securities) and any other Indebtedness not otherwise prohibited by this Indenture, (C) enter into hedging agreements not for speculative purposes, (D) as required by law, (E) in order to maintain its existence as a corporation, and (F) in connection with any transaction not otherwise prohibited under this covenant;

(ii)	acquire or own any Subsidiary or other assets or properties, except (A) an interest in hedging agreements relating to its Indebtedness and instruments evidencing interests in the foregoing, (B) cash, Cash Equivalents or Marketable Securities, (C) any assets related to affiliate debt transactions, including import and export financing transactions and any other Indebtedness not otherwise prohibited by this Indenture, (D) the Securities and other Indebtedness not otherwise prohibited by this Indenture, and (E) other nonmaterial assets and properties;

(iii)	Incur or suffer to exist any Lien upon any properties or assets whatsoever, except (A) Liens imposed by law and (B) any Liens that in the aggregate are not material to the Company;

(iv)	enter into any consolidation, merger, amalgamation, joint venture, or other form of combination with any Person, except (A) to the extent that it complies with the conditions set forth in Section 8.1 and (B) with an Affiliate of the Company solely for the purpose of reincorporating the Company in another jurisdiction;

(v)	declare or pay any dividends or make any distribution of its assets; or

(vi)	take or omit to take any action, or consent to actions or omissions, that could lead to the entry of a decree, order or other action by a court placing the Company in bankruptcy, liquidation or similar proceedings or otherwise declaring the Company insolvent.

2.8. Section 10.12 Limitation on Liens of the Guarantors. Section 10.12 of the Indenture is hereby amended and restated to read in its entirety as follows:

Section 10.12. Limitation on Liens of the Guarantors

So long as any of the Securities are Outstanding, none of the Guarantors may, or may permit any of their respective Designated Subsidiaries to, Incur or suffer to exist any Lien on or with respect to any property, assets or Capital Stock now owned or hereafter acquired by such Guarantor or Designated Subsidiary to secure any Indebtedness without making, or causing such Designated Subsidiary to make, effective provision for securing the Securities (x) equally and ratably with (or prior to) such Indebtedness as to such property, assets or Capital Stock for so long as such Indebtedness will be so secured or (y) in the event such Indebtedness is Indebtedness of such Guarantor or Designated Subsidiary which is subordinate in right of payment to the Securities, prior to such Indebtedness as to any such property, assets or Capital Stock for so long as such Indebtedness will be so secured.

The foregoing restrictions shall not apply to:

(i)	any Lien on the inventory or receivables and related assets (other than those described in clause (iii) below) of any of the Guarantors or any Designated Subsidiary securing obligations:

(a)	under any short term lines of credit, entered into in the normal course of business; or

(b)	under any working capital facility;

(ii)

Liens created solely for the purpose of securing the payment of all or a part of the purchase price (or the cost of construction or improvement, and any related transaction fee and expenses) of assets or property (including Capital Stock of any Person) acquired, constructed or improved after the Closing Date; provided that (a) the aggregate principal amount of Indebtedness secured by such Liens shall not exceed the purchase price of the assets or property so acquired, constructed or improved, (b) such Liens shall not encumber any assets or property other than the assets or property so acquired, constructed or improved and (c) other than any unimproved real property on which the property so constructed, or the improvement, is located shall attach to such assets or property within 365 days of the construction, acquisition or improvement of such assets or property;

(iii)	Liens on accounts receivable and related assets in connection with any credit facility, including export or import financings and other trade transactions, or in connection with any Securitization Transaction provided that the aggregate amount of any Receivables sold or transferred in such Securitization Transaction securing Indebtedness shall not exceed (a) with respect to transactions related to revenues from exports, 80% of such Person’s consolidated net sales from exports; or (b) with respect to transactions related to revenues from domestic sales, 80% of such Person’s consolidated net sales in the jurisdiction in which such Person is located;

(iv)	Liens granted to secure borrowings from (i) Banco Nacional de Desenvolvimento Econômico e Social-BNDES, or any other Brazilian governmental development bank or credit agency, or (ii) any international or multilateral development bank, government- sponsored agency, export-import bank or official export-import credit insurer;

(v)	Liens existing on the Closing Date;

(vi)	Liens on property or shares of Capital Stock of another Person at the time such other Person becomes a Subsidiary; provided, however, that the Liens may not extend to any other property owned by such Person;

(vii)	Liens on property at the time such Person or any of its Subsidiaries acquires the property, including any acquisition by means of a merger or consolidation with or into such Person or a Subsidiary of such Person; provided, however, that the Liens may not extend to any other property owned by such Person;

(viii)	Liens securing Indebtedness or other obligations of a Subsidiary of such Person owing to such Person or a Subsidiary of such Person;

(ix)	Liens in favor of surety bonds or letters of credit issued pursuant to the request of, and for the account of, such Person in the ordinary course of its business;

(x)	Liens securing obligations under hedging agreements not for speculative purposes;

(xi)	any Lien extending, renewing or replacing (or successive extensions, renewals or replacements of), in whole or in part, any Lien referred to in clauses (ii), (iv), (v), (vi) or (vii) above; provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property); and

(xii)	any Lien that does not fall within clauses (i) through (xi) above and that secures Indebtedness which, exclusive of Indebtedness secured by other Liens permitted under this covenant, does not exceed an aggregate principal amount equal to 15% of Consolidated Net Tangible Assets.

2.9. Section 10.18 Maintenance of Books and Records. Section 10.18 of the Indenture is hereby amended and restated to read in its entirety as follows:

Section 10.18. Maintenance of Books and Records

The Company and the Guarantors shall, and shall cause each of their respective Subsidiaries to, maintain books, accounts and records in all material respects in accordance with applicable GAAP, and in any case in the manner necessary to facilitate consolidation into VPAR’s consolidated financial statements.

2.10. Section 10.19 Ranking. Section 10.19 of the Indenture is hereby amended and restated to read in its entirety as follows:

Section 10.19. Ranking

The Company and each Guarantor shall ensure that the Securities and its Guarantee, respectively, will constitute general unsecured and unsubordinated obligations of the Company or such Guarantor, respectively, and will rank at least equally to all other present and future unsecured and unsubordinated obligations of the Company and such Guarantor, respectively (other than obligations preferred by statute or by operation of law). No obligation will be considered to be senior to the Securities or the Guarantees by virtue of being secured on a first or junior priority basis.

2.11. Section 10.20 Notice of Certain Events. Section 10.20 of the Indenture is hereby amended and restated to read in its entirety as follows:

Section 10.20. Notice of Certain Events

The Company shall provide and the Guarantors shall ensure that the Company shall provide, copy to S&P and Moody’s of any notice given to the Trustee of the type referred to in Section 10.8(b) .

2.12. Deletion of Certain Provisions. The Indenture is hereby amended to delete each of the following sections in their entirety, and insert in lieu thereof the phrase “[Intentionally Omitted]”:

(1) Section 10.5. Maintenance of Properties.

(2) Section 10.13. Transactions with Affiliates and Related Persons; and

(3) Section 10.17. Maintenance of Insurance.

2.13. Section 16.1 Substitution of the Issuer. The Indenture is hereby amended to add a new Article 16 which shall read in its entirety as follows:

ARTICLE 16

Section 16.1. Substitution of the Issuer.

Notwithstanding any other provision contained in this Indenture,

(a) the Company may, without the consent of the Holders of the Securities (and by subscribing for any Securities, each Holder of the Securities expressly consents to it), be replaced and substituted by (1) any Guarantor or (2) any Wholly Owned Subsidiary of a Guarantor as principal debtor (in such capacity, the “Substituted Debtor”) in respect of the Securities provided that:

(1) such documents shall be executed by the Substituted Debtor, the Company, VPAR and the Trustee as may be necessary to give full effect to the substitution, including a supplemental indenture whereby the Substituted Debtor assumes all Company’s obligations under this Indenture (together, the “Issuer Substitution Documents”) and (without limiting the generality of the foregoing) pursuant to which the Substituted Debtor shall undertake in favor of each Holder of the Securities to be bound by the terms and conditions of the Securities and the provisions of this Indenture as fully as if the Substituted Debtor had been named in the Securities and this Indenture as the principal debtor in respect of the Securities in place of the Company (or any previous substitute) and pursuant to which the Guarantors shall unconditionally and irrevocably guarantee (the “Substitution Guarantees”) in favor of each Holder of the Securities the payment of all sums payable by the Substituted Debtor as such principal debtor on the same terms mutatis mutandis as the Securities, and, subject to paragraphs (c) and (e) below, the covenants, Events of Default and other relevant provisions shall continue to apply to the Company as if no such substitution had occurred, it being the intent that the rights of Holders of the Securities in respect of the Securities shall be unaffected by such substitution;

(2) without prejudice to the generality of the preceding paragraph, where the Substituted Debtor is incorporated, domiciled or resident for taxation purposes in a territory other than the Cayman Islands, the Issuer Substitution Documents shall contain a covenant by the Substituted Debtor and/or such other provisions as may be necessary to ensure that each Holder of the Securities has the benefit of a covenant in terms corresponding to the obligation of the Company and the Guarantors in respect of the payment of Additional Amounts set forth in Section 10.10, with the substitution for the references to the Cayman Islands of references to the territory in which the Substituted Debtor is incorporated, domiciled and/or resident for taxation purposes.

(3) the Issuer Substitution Documents shall also contain a covenant by the Substituted Debtor and the Guarantors to indemnify and hold harmless each Holder of the Securities, the Trustee, the Agents and each other against the actual amount of all taxes or duties required to be paid (including any taxes or duties imposed on the receipt of such indemnity payments) which arise by reason of a law or regulation having legal effect or being in reasonable contemplation thereof on the date such substitution becomes effective, which may be incurred or levied against such Holder as a result of any substitution pursuant to the conditions set forth in this section and which would not have been so incurred or levied had such substitution not been made;

(4) the Issuer Substitution Documents shall contain a representation and warranty by the Substituted Debtor and the Company that the Substituted Debtor and the Guarantors have obtained all necessary governmental and regulatory approvals and consents for such substitution and for the giving by the Guarantors of the Substitution Guarantees in respect of the obligations of the Substituted Debtor on the same terms mutatis mutandis as the Securities, that each of the Substituted Debtor and the Guarantors has obtained all necessary governmental and regulatory approvals and consents for the performance by each of the Substituted Debtor and the Guarantors of its obligations under the Issuer Substitution Documents and that all such approvals and consents are in full force and effect;

(5) each stock exchange which has the Securities listed thereon shall have confirmed that following the proposed substitution of the Substituted Debtor, the Securities would continue to be listed on such stock exchange;

(6) the Substituted Debtor shall have delivered, or procured the delivery to the Trustee of, an Opinion of Counsel addressed to the Guarantors and the Substituted Debtor from a leading firm of lawyers in the country of incorporation of the Substituted Debtor, to the effect that the Issuer Substitution Documents constitute legal, valid and binding obligations of the Substituted Debtor, such opinion(s) to be dated not more than seven days prior to the date of substitution of the Substituted Debtor for the Company and to be available for inspection by Holders of the Securities at the specified offices of the Trustee;

(7) the Guarantors shall have delivered, or procured the delivery to the Trustee of, an Opinion of Counsel addressed to the Guarantors and the Substituted Debtor from a leading firm of Brazilian lawyers acting for the Guarantors to the effect that the Issuer Substitution Documents (including the Substitution Guarantees given by the Company in respect of the Substituted Debtor) constitute legal, valid and binding obligations of the Guarantors, such opinion to be dated not more than seven days prior to the date of substitution of the Substituted Debtor for the Company and to be available for inspection by Holders of the Securities at the specified offices of the Trustee;

(8) the Substituted Debtor shall have delivered, or procured the delivery to the Trustee of, an Opinion of Counsel addressed to the Guarantors and the Substituted Debtor from a leading firm of New York lawyers to the effect that (A) the Issuer Substitution Documents (including the Substitution Guarantees given by the Company in respect of the Substituted Debtor) constitute legal, valid and binding obligations of the parties thereto under New York law, (B) no consent, approval, authorization, or order of any United States federal or New York state court, governmental agency or regulatory body is required for the performance by each of the Substituted Debtor and the Guarantors of its obligations under the Issuer Substitution Documents, except as may be required under the state securities laws of any jurisdiction in the United States, and (C) it is not necessary to register the Securities or the Substitution Guarantees under the Securities Act in connection with the substitution of the Company by the Substituted Debtor and the Substitution Guarantees as contemplated by the Issuer Substitution Documents, such opinion to be dated not more than seven days prior to the date of substitution of the Substituted Debtor for the Company and to be available for inspection by Holders of the Securities at the specified offices of the Trustee;

(9) the Substituted Debtor shall have appointed a process agent in the Borough of Manhattan, the City of New York to receive service of process on its behalf in relation to any legal action or proceedings arising out of or in connection with the Securities or the Issuer Substitution Documents;

(10) there is no outstanding Event of Default in respect of the Securities;

(11) any credit rating assigned to the Securities will remain the same or be improved when the Substituted Debtor replaces and substitutes the Company in respect of the Securities;

(12) the substitution complies with all applicable requirements under Brazilian law; and

(13) the substitution of the Company by the Substituted Debtor and the Substitution Guarantees as contemplated by the Issuer Substitution Documents do not require registration under the Securities Act.

(b) Upon effectiveness of the substitution, the Substituted Debtor and the Guarantors shall deliver to the Trustee an Officer’s Certificate, executed by an authorized officer, certifying that the terms of this section have been complied with and attaching copies of all documents contemplated herein.

(c) Upon the execution of the Issuer Substitution Documents as referred to in paragraph (a)(i) above and compliance with the other conditions in paragraph(a), the Substituted Debtor shall be deemed to be named in the Securities as the principal debtor in place of the Company (or of any previous substitute under these provisions) and the Securities shall thereupon be deemed to be amended to give effect to the substitution. Except as set forth above, the execution of the Issuer Substitution Documents shall operate to release the Company (or such previous substitute as aforesaid) from all its obligations in respect of the Securities and its obligation to indemnify the Trustee and Agents under this Indenture.

(d) The Issuer Substitution Documents shall be deposited with and held by the Trustee for so long as any Security remains outstanding and for so long as any claim made against the Substituted Debtor or the Guarantors by any Holder of the Securities in relation to the Securities or the Issuer Substitution Documents shall not have been finally adjudicated, settled or discharged. The Substituted Debtor and the Guarantors shall acknowledge in the Issuer Substitution Documents the right of every Holder of the Securities to the production of the Issuer Substitution Documents for the enforcement of any of the Securities or the Issuer Substitution Documents.

(e) Upon the execution of the Issuer Substitution Documents as referred to in paragraph (a)(i) above and compliance with the other conditions in paragraph (a), the Company will not be subject to the provisions of the covenant described above under Section 10.11 (“Negative Covenants of the Company”) and the Substituted Debtor will not be subject to the provisions of the covenant described above under Section 10.11.

(f) Not later than 10 Business Days after the execution of the Issuer Substitution Documents, the Substituted Debtor shall give notice thereof to the Holders of the Securities in accordance with the provisions described under Section 1.6.

“Wholly Owned Subsidiary” means any entity owned by a Guarantor or the Guarantors of which at least 95% of the outstanding Capital Stock or other ownership interests (other than directors’ qualifying shares) of such entity shall at the time be owned by a Guarantor or Guarantors or by one or more Wholly Owned Subsidiaries of a Guarantor.

2.14. Section 9.2 Supplemental Indenture with Consent of Holders. The reference to “Section 5.13” in Section 9.2 of the Indenture is hereby amended in accordance with Section 9.1(4) of the Indenture to refer to “Section 9.3”.

3. Confirmations. As amended by this Third Supplemental Indenture, the Indenture and the Securities are ratified and confirmed in all respects and remain in full force and effect, and the Indenture as so amended shall be read, taken and construed as one and the same instrument. Every Holder of Securities heretofore authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby. In the case of a conflict between the Indenture and this Third Supplemental Indenture, the provisions of this Third Supplemental Indenture shall control.

4. Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5. Counterparts. The parties may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

6. Effect of Headings. The Section headings herein have been inserted for convenience of reference only, are not to be considered a part of this Third Supplemental Indenture and in no way modify or restrict any of the terms or provisions of this Third Supplemental Indenture.

7. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company and the Guarantors.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

VOTO—VOTORANTIM OVERSEAS TRADING OPERATIONS IV LIMITED
as Issuer

By:	/s/ Alfredo Ferreira Villares
	Name:	Alfredo Ferreira Villares
	Title:	Attorney-in-fact

By:	/s/ Carlos Eduardo de Arruda Boggio
	Name:	Carlos Eduardo de Arruda Boggio
	Title:	Gerente Jurídico

VOTORANTIM PARTICIPAÇÕES S.A., as Guarantor

By:	/s/ Alfredo Ferreira Villares
	Name:	Alfredo Ferreira Villares
	Title:	Attorney-in-fact

By:	/s/ Carlos Eduardo de Arruda Boggio
	Name:	Carlos Eduardo de Arruda Boggio
	Title:	Gerente Jurídico

FIBRIA CELULOSE S.A., as Guarantor

By:	/s/ Marcelo Strufaldi Castelli
	Name:	Marcelo Strufaldi Castelli
	Title:	Forest, Paper, Strategy and Supplies Director

By:	/s/ Carlos Agular
	Name:	Carlos Agular
	Title:	Presidente & CEO

Signature Page to Voto IV Third Supplemental Indenture

VOTORANTIM CIMENTOS S.A.,
as Guarantor

By:	/s/ Alfredo Ferreira Villares
	Name:	Alfredo Ferreira Villares
	Title:	Attorney-in-fact

By:	/s/ Carlos Eduardo de Arruda Boggio
	Name:	Carlos Eduardo de Arruda Boggio
	Title:	Gerente Jurídico

Signature Page to Voto IV Third Supplemental Indenture

THE BANK OF NEW YORK MELLON,
as Trustee

By:	/s/ Karen Abarca
	Name:	Karen Abarca
	Title:	Sr. Associate

By:	/s/ William Potes
	Name:	William Potes
	Title:	Vice President

Signature Page to Voto IV Third Supplemental Indenture